Exhibit 10.2

PARAGON OFFSHORE PLC
2014 EMPLOYEE OMNIBUS INCENTIVE PLAN
TIME-VESTED RESTRICTED STOCK UNIT AWARD
THIS AWARD AGREEMENT (“Agreement”), made as of the __________ day of ___________, 2015 (the “Grant Date”), by Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales (the “Company”) evidences the Award (as defined in the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan (the “Plan”)) of time-vested restricted stock units awarded hereunder to _______________ (“Employee”) and sets forth the restrictions, terms and conditions that apply thereto.
W I T N E S S E T H:
WHEREAS, the committee (the “Committee”) acting under the Company’s 2014 Employee Omnibus Incentive Plan (the “Plan”), has determined that it is desirable to award time-vested Restricted Stock Units to Employee pursuant to the Plan; and
WHEREAS, pursuant to the Plan, the Committee has determined that the time-vested Restricted Stock Units so awarded shall be subject to the restrictions, terms and conditions set forth in this Agreement;
NOW, THEREFORE, the award of time-vested Restricted Stock Units is hereby granted to Employee as follows:
1.Time-Vested Restricted Stock Unit Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby awards __________________ Restricted Stock Units (the “Awarded Restricted Stock Units”) to Employee pursuant to the Plan. The Awarded Restricted Stock Units are being awarded to Employee effective as of the Grant Date, and shall vest or be forfeited in accordance with (and otherwise be subject to) the provisions of this Agreement. The Awarded Restricted Stock Units are being awarded to Employee without the payment of any cash consideration by Employee, except that payment of nominal value in respect of the Shares hereunder may be required by the Committee or pursuant to procedures of the Committee in respect of the allotment and issuance, transfer or delivery of such Shares.
2.    Vesting and Forfeiture. Except as set forth in Section 3 of this Agreement, the Awarded Restricted Stock Units shall vest and the forfeiture restrictions applicable to them under this Agreement shall terminate in accordance with the provisions of the attached Schedule I, provided that Employee remains continuously employed by the Company or a Subsidiary from the Grant Date to the applicable date of vesting. Any Awarded Restricted Stock Units that have not already vested shall be forfeited by Employee upon the termination of Employee’s employment with the Company and the Subsidiaries for any reason other than (i) death or Disability or (ii) after the occurrence of a Change in Control, by reason of (A) the Company’s termination of Employee’s employment other than for Cause (as defined below) or (B) Employee’s termination of Employee’s employment for Good Reason (as defined below). Transfers of employment without interruption of service between or among the Company and any of its Subsidiaries shall not be considered a termination of employment.
3.    Acceleration of Vesting. Subject to the terms and conditions of this Agreement, including the last sentence of Section 2 hereof:
(a)    All of the Awarded Restricted Stock Units that have not already vested shall become fully vested and no longer subject to any forfeiture restrictions under this Agreement if Employee’s employment with the Company or a Subsidiary terminates (i) by reason of the death or Disability of Employee or (ii) after the occurrence of a Change in Control, by reason of (A) the termination of Employee’s employment by the Company or a Subsidiary other than for Cause or (B) Employee’s termination of Employee’s employment for Good Reason.
(b)    For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure of Employee to perform substantially Employee’s duties for the Company (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to Employee by the Vice President of Human Resources of the Company, which specifically identifies the manner in which the Company believes Employee has not substantially performed Employee’s duties; or (ii) the willful engaging by Employee in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its Subsidiaries, monetarily or otherwise. For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chief Executive Officer or another senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Company in good faith and in the best interests of the Company and its Subsidiaries.
(c)    For purposes of this Agreement, “Good Reason” shall mean any of the following (without Employee’s express written consent): (i) a material diminution in Employee’s base salary as of the day immediately preceding the Change in Control or (ii) the Company’s requiring Employee to be based at any office or location more than 50 miles from Employee’s principal office or location as of the day immediately preceding the Change in Control. Notwithstanding the foregoing, Employee shall not have the right to terminate Employee’s employment hereunder for Good Reason unless (1) within 60 days of the initial existence of the condition or conditions giving rise to such right Employee provides written notice to the Vice President of Human Resources of the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Employee must terminate Employee’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.
4.    Settlement of Award. The Company shall, subject to the satisfaction of Employee’s obligations under Section 6 hereof, allot and issue or transfer to Employee one Share in settlement of each vested Awarded Restricted Stock Unit and, upon such settlement, such Awarded Restricted Stock Unit shall be cancelled. Notwithstanding the foregoing, the Committee, in its sole discretion, may, in lieu of settling the vested Awarded Restricted Stock Unit in Shares, settle any vested Awarded Restricted Stock Unit in cash by paying to Employee an amount equal to the Fair Market Value of a Share (determined as of the applicable vesting date) and, upon such settlement, such Awarded Restricted Stock Unit shall be cancelled. Any settlement of an Awarded Restricted Stock Unit shall be made as soon as practicable following the applicable vesting date (but no later than the end of the calendar year in which vesting occurs or, if later, 2.5 months after vesting).]
4.    No Rights as Shareholder. Employee shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the Shares subject to the Awarded Restricted Stock Units, unless and until and to the extent such Shares are allotted and issued or transferred to Employee as provided herein.
5.    Dividend Equivalent Rights. The Company hereby awards to Employee rights to Dividend Equivalents with respect to the Awarded Restricted Stock Units. The Dividend Equivalents awarded to Employee under this Section 5 shall entitle Employee to the payment, with respect to each Share that is subject to an Awarded Restricted Stock Unit that has not been cancelled or forfeited, of an amount in cash equal to the amount of any cash dividend or other cash distribution paid by the Company with respect to one Share while such Awarded Restricted Stock Unit remains outstanding. Such amount shall be subject to the same vesting schedule as the Awarded Restricted Stock Unit to which it relates and shall be paid to Employee, in cash, on the date that the Awarded Restricted Stock Unit to which it relates is settled in accordance with Section 3 hereof. Any Dividend Equivalents which relate to an Awarded Restricted Stock Unit which does not become vested shall be forfeited at the same time the related Awarded Restricted Stock Unit is forfeited.
6.    Arrangements and Procedures Regarding Nominal Value and Withholding Taxes.
(a)    Employee shall make arrangements satisfactory to the Committee for (i) the payment of the aggregate nominal value with respect to the Shares that are allotted and issued, transferred or delivered to or on behalf of Employee in settlement of Awarded Restricted Stock Units that have become vested and (ii) the payment of taxes of any kind that are required by law to be withheld with respect to the Awarded Restricted Stock Units and the Dividend Equivalents awarded under this Agreement, including, without limitation, taxes applicable to (x) the awarding of the Awarded

Restricted Stock Units or the allotment and issuance or transfer of Shares or payment of cash in settlement thereof, or (y) the awarding or payment of Dividend Equivalents hereunder.
(b)    Unless and until the Committee shall determine otherwise and provide notice to Employee in accordance with Section 6(c), any obligation of Employee under Section 6(a) that arises with respect to the allotment and issuance, transfer or delivery of Shares in settlement of Awarded Restricted Stock Units that have become vested may be satisfied, in accordance with procedures adopted by the Committee, by (i) Employee’s forfeiture or surrender of the right to require the Company to allot and issue, transfer or deliver Shares subject to such Awarded Restricted Stock Units, (ii) causing such Awarded Restricted Stock Units to be settled partly in cash, or (iii) otherwise withholding a portion of such Shares. In the case of Shares as to which the right to require allotment and issuance, transfer or delivery is forfeited or surrendered pursuant to clause (i) and Shares withheld pursuant to clause (iii), such Shares or rights shall be valued at the Fair Market Value (of such Shares or the Shares to which such rights relate, as the case may be) as of the date on which the taxable event that gives rise to the withholding requirement occurs. Any obligation under Section 6(a) that arises with respect to any cash payment made in settlement of any vested Awarded Restricted Stock Units and/or related vested Dividend Equivalent Units shall be satisfied by reduction of the amount of the cash that would otherwise be paid to Employee in settlement of the applicable award or right.
(c)    The Committee may determine, after the Grant Date and on notice to Employee, to authorize one or more arrangements (in addition to or in lieu of the arrangement described in Section 6(b)) satisfactory to the Committee for Employee to satisfy the obligation of Employee under Section 6(a).
(d)    If Employee does not, for whatever reason, satisfy his or her obligations under Section 6(a), then the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to Employee the amount required to satisfy the obligation of Employee under Section 6(a).
7.    Non-Assignability. This Agreement is not assignable or transferable by Employee. No right or interest of Employee under this Agreement or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the Committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Employee.
8.    Defined Terms; Plan Provisions. Unless the context clearly indicates otherwise, the capitalized terms used (and not otherwise defined) in this Agreement shall have the meanings assigned to them under the provisions of the Plan. The Awarded Restricted Stock Units and the Dividend Equivalent rights subject to this Agreement shall be governed by and subject to all applicable provisions of the Plan. This Agreement is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Agreement.
9.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by federal law of the United States or by the laws of England and Wales.
10.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
11.    Prior Communications; Amendment. This Agreement, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, evidences the Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Agreement may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan.
12.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:

(a)    If to the Company, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:
Paragon Offshore plc
3151 Briarpark Drive,
Suite 700
Houston, Texas 77042
Attention: Human Resources
Fax: _____________
With a copy to:
Chairman of Compensation Committee
c/o Paragon Offshore plc
3151 Briarpark Drive,
Suite 700
Houston, Texas 77042
Fax: (832) 783-4176
(b)    If to Employee, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:
The last known address and number for Employee as maintained in the personnel records of the Company

For purposes of this Section 12, the Company shall provide Employee with written notice of any change of the Company’s address, and Employee shall be responsible for providing the Company with proper notice of any change of Employee’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.
13.    Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
14.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
15.    Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
16.    References. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”
17.    Unfunded Awards. The awards made under this Agreement are unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Employee acquires a right to receive compensation from the Company or a Subsidiary pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or such Subsidiary.
18.    Compliance with Code Section 409A. The compensation payable to or with respect to Employee pursuant to the Awarded Restricted Stock Units and any related Dividend Equivalents or otherwise under this Agreement is intended to be compensation that is not subject to the tax imposed by Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent. If any provision of this Award or the Plan would result in the imposition of an additional tax under Section 409A of the Code, the Company may in its discretion amend that provision, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax; provided, however, that this Section 18 shall not create any obligation on the part of the Company to adopt any such amendment, nor shall the Company have any liability for failing to do so.
19.    No Company Representations or Advice. Employee is hereby notified, and by accepting the award under this Agreement, Employee acknowledges, that the Company is not providing, and no employee or Subsidiary of the Company is authorized to provide, any tax, legal or financial advice, nor to make any recommendations regarding Employee’s participation in the Plan and/or the acquisition or disposition of the Shares subject to the Restricted Stock Units. Employee is advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan. The Company and its Subsidiaries (i) make no representations or undertakings regarding the tax treatment of any aspect of the Restricted Stock Units or cash dividend or cash distribution equivalent rights, the issuance of Shares or payment of cash in respect thereof, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends with respect to such Shares, and (ii) are under no obligation to structure the terms of the grant or any other aspect of the Restricted Stock Units or the cash dividend or cash distribution equivalent rights to reduce or eliminate Employee’s tax liability or achieve any particular tax result. The Company makes no representation or guarantee to Employee as to the future value of the Shares underlying the Restricted Stock Units.
20.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the award under this Agreement or to Employee’s current or future participation in the Plan by electronic means. By accepting the award under this Agreement, Employee consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.    Data Privacy. By accepting the award under this Agreement, Employee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s personal data as described in this Agreement and any other Plan-related materials by and among the Company and any of its Subsidiaries (collectively, the “Company Group”) and service providers for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan. Employee understands that the Company Group may hold certain personal information about Employee, including, but not limited to, Employee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in the Company Group, details of any awards under the Plan or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding (collectively, “Data”) which may be transferred within the Company Group or to such Plan service providers as may be selected by the Company from time to time for the exclusive purpose of assisting the Company with the implementation, administration and management of the Plan. The recipients of Data may be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Employee’s country. Employee’s consent to the sharing of such Data as provided herein may be refused or revoked, but such refusal or withdrawal of his or her consent may affect the his or her ability to participate in the Plan. For more information, Employee may contact his or her human resources representative.
IN WITNESS WHEREOF, the Company has signed and delivered this Agreement as of the date first above written.

PARAGON OFFSHORE PLC

By:
Name:
Title:

SCHEDULE I
PARAGON OFFSHORE PLC
RESTRICTION PERIODS
FOR AWARD OF TIME-VESTED RESTRICTED STOCK UNITS
The Committee has determined that the following specified restricted time periods shall be applicable to the Awarded Restricted Stock Units awarded pursuant to the Agreement:
1.    Restriction Periods.

(i)	33% of the Awarded Restricted Stock Units shall vest and no longer be subject to forfeiture on the first anniversary of the Grant Date; and

(ii)	33% of the Awarded Restricted Stock Units shall vest and no longer be subject to forfeiture on the second anniversary of the Grant Date; and

(iii)	34% of the Awarded Restricted Stock Units shall vest and no longer be subject to forfeiture on the third anniversary of the Grant Date.